Exhibit (h)(11)

FIRST AMENDMENT TO

SECURITIES LENDING AND SERVICES AGREEMENT

BETWEEN

DWS MARKET TRUST

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (“Amendment”) dated as of April 1, 2014 is between DWS Market Trust, on behalf of its relevant series (each, a “Borrower”) and State Street Bank and Trust Company (“State Street”).

WHEREAS, DWS Market Trust, on behalf of its series, DWS Disciplined Market Neutral Fund, and State Street have entered into a Securities Lending and Services Agreement, dated as of July 10, 2013, as may be amended from time to time and as in effect on the date hereof (the “Agreement”);

WHEREAS, DWS Disciplined Market Neutral Fund changed its name to DWS Diversified Market Neutral Fund, and

WHEREAS, DWS Market Trust wishes to amend the Agreement to permit an additional series, DWS Strategic Equity Long/Short Fund, to be a Borrower under the Agreement;

NOW THEREFORE, DWS Market Trust and State Street hereby agree to amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                  Amendments.

•	All references in the Agreement to “DWS Market Trust acting on behalf of its series, DWS Disciplined Market Neutral Fund,” are deleted and replaced with: “DWS Market Trust acting on behalf of each of its series listed on Schedule C, severally and not jointly.”

•	The Agreement is amended to include a new Schedule C, which is attached hereto as Appendix A.

3.                  Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

4.                  Effective Date. This Amendment shall be effective as of the date first set forth above.

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IN WITNESS WHEREOF, the parties hereby execute this Amendment, as of the date first set forth above, by their duly authorized officers by affixing their signatures below.

DWS MARKET TRUST, on behalf of each of its series listed on Schedule C, severally and not jointly By: /s/John Millette Name: John Millette Title: Vice President & Secretary	STATE STREET BANK AND TRUST COMPANY By: /s/Paul J. Fleming Name: Paul J. Fleming Title: Senior Managing Director

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APPENDIX A

SCHEDULE C

DWS MARKET TRUST

•	DWS Diversified Market Neutral Fund, and
•	DWS Strategic Equity Long/Short Fund

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